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                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                   STRATEGIC GROWTH LARGE-CAP PORTFOLIO 2000-2
                            REFERENCE TRUST AGREEMENT

     This Reference Trust Agreement dated April 25, 2000 between DEAN WITTER REYNOLDS INC., as Depositor, and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Sears Equity Investment Trust, Trust Indenture and Agreement" dated January 22, 1991, as amended on March 16, 1993, July 18, 1995 and December 30, 1997 (the "Basic Agreement"). Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                       I.

                     STANDARD TERMS AND CONDITIONS OF TRUST

              Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended in the following manner:

               A. Article I, Section 1.01, paragraph (29) defining "Trustee" shall be amended as follows:

          "'Trustee' shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

               B. Reference to United States Trust Company of New York in its capacity as Trustee is replaced by The Chase Manhattan Bank throughout the Basic Agreement.

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               C.  Reference to "Dean Witter Select Equity Trust" is replaced by
          "Morgan Stanley Dean Witter Select Equity Trust".

               D. Section 3.01 is amended to substitute the following:

                           SECTION 3.01. INITIAL COST The costs of organizing the Trust and sale of the Trust Units shall, to the extent of the expenses reimbursable to the Depositor provided below, be borne by the Unit Holders, provided, HOWEVER, that, to the extent all of such costs are not borne by Unit Holders, the amount of such costs not borne by Unit Holders shall be borne by the Depositor and, PROVIDED FURTHER, HOWEVER, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be reflected in the computation of the Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the ini-

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               tial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption.

                                       II.

                      SPECIAL TERMS AND CONDITIONS OF TRUST


                    The following special terms and conditions are hereby agreed to:

                    A. The Trust is denominated Morgan Stanley Dean Witter
               Select Equity Trust Strategic Growth Large-Cap Portfolio 2000-2 (the "Strategic Growth Trust").

                    B. The publicly traded stocks listed in Schedule A hereto
               are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

                    C. The term, "Depositor" shall mean Dean Witter Reynolds
               Inc.

                    D. The aggregate number of Units referred to in Sections
               2.03 and 9.01 of the Basic Agreement is 25,639 for the Strategic Growth Trust.


                    E. A Unit is hereby declared initially equal to 1/25,639th for the Strategic Growth Trust.


                    F. The term "In-Kind Distribution Date" shall mean,
               July 9, 2001.

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                    G. The term "Record Dates" shall mean December 1, 2000 and
               July 27, 2001 and such other date as the Depositor may direct.


                    H. The term "Distribution Dates" shall mean December 15,
               2000 and on or about August 3, 2001 and such other date as the Depositor may direct.


                    I. The term "Termination Date" shall mean July 27, 2001.

                    J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

                    K. The Trustee's annual fee as defined in Section 6.04 of
               the Indenture shall be $.90 per 100 Units if the greatest number of Units outstanding during the period is 10,000,000 or more; $.96 per 100 Units if the greatest number of Units outstanding during the period is between 5,000,000 and 9,999,999; and $1.00 per 100 Units if the greatest number of Units outstanding during the period is 4,999,999 or less.

                    L. For a Unit Holder to receive an "in--kind" distribution during the life of the Trust, such Unit Holder must tender at least 25,000 Units for redemption. There is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution on the In-Kind Date or in connection with a rollover.

                    M. Paragraph (b)(ii) of Section 9.03 is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 14 business days commencing on the first business day following the In-Kind Date.

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                  (Signatures and acknowledgments on separate pages)





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          The Schedule of Portfolio Securities in the prospectus included in this Registration Statement is hereby incorporated by reference herein as Schedule A hereto.